[RIDER FOR MUNICIPAL SECURITIES TRUST: John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Municipal Securities Trust and each of its series, including for John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Municipal Securities Trust.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	55,587,008.76	918,583.08
Peter S. Burgess	55,585,655.21	919,936.64
William H. Cunningham	55,584,635.17	920,956.67
Grace K. Fey	55,580,827.93	924,763.92
Theron S. Hoffman	55,584,346.99	921,244.85
Deborah C. Jackson	55,550,165.12	955,426.73
Hassell H. McClellan	55,585,904.51	919,687.33
James M. Oates	55,589,834.72	915,757.12
Steven R. Pruchansky	55,565,705.50	939,886.34
Gregory A. Russo	55,593,192.04	912,399.81
Non-Independent Trustees
James R. Boyle	55,588,334.31	917,257.53
Craig Bromley	55,588,262.06	917,329.78
Warren A. Thomson	55,590,857.42	914,737.43